EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111466, 333-111467, 333-111469 and 333-116114 of The DIRECTV Group, Inc. on Form S-8 of our report dated March 9, 2004 (June 2, 2004 as to the reclassification of PanAmSat Corporation as a discontinued operation, the reclassification of segment information and the change in the method of accounting for subscriber acquisition costs and September 10, 2004 as to the reclassification of Hughes Software Systems Limited as a discontinued operation, as described in Notes 1, 2, 16 and 18), which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” and Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51,” by The DIRECTV Group, Inc., appearing in this Current Report on Form 8-K of The DIRECTV Group, Inc. dated September 10, 2004.

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Los Angeles, California

September 10, 2004